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                     DIRECT INVESTMENT MANAGEMENT AGREEMENT
                     --------------------------------------

     Agreement, effective as of June 15, 2001, by and between THE CHINA FUND,
INC., a Maryland corporation (the "Fund") and ASIAN DIRECT CAPITAL MANAGEMENT, a
company incorporated under the laws of the Cayman Islands ("ADCM" or the "Direct
Investment Manager").

     WHEREAS, the Fund is a closed-end, non-diversified management investment company registered under the U.S. Investment Company Act of 1940, as amended
(the "1940 Act"), shares of common stock of which are registered under the
Securities Act of 1933, as amended; and

     WHEREAS, the Fund's investment objective is long-term capital appreciation which it seeks to achieve by investing its assets primarily in equity securities of China companies (as that term is defined in the Prospectus dated July 10,
1992, (the "Prospectus") contained in the Fund's Registration Statement on Form
N-2 (File No. 33-47965) (the "Registration Statement")). The Fund is also permitted to invest, pursuant to an amendment to the Fund's investment policies adopted by the Fund's Board of Directors, up to 10% of its net assets in companies located in Taiwan; and

     WHEREAS, the Fund desires to retain the Direct Investment Manager to render investment management services with respect to the Fund's assets invested in direct investments (as that term is defined in the Prospectus), and the Direct
Investment Manager is willing to render such services.

     NOW, THEREFORE, in consideration of the mutual covenants hereafter contained, it is hereby agreed by and among the parties hereto as follows:

     1. Appointment of Direct Investment Manager. (a) The Fund hereby employs the Direct Investment Manager for the period and on the terms and conditions set forth herein, subject at all times to the supervision of the Board of Directors of the Fund, to:

          (i) Manage the portion of the Fund's assets invested in direct investments, including furnishing advice and making recommendations regarding the purchase and sale of the Fund's assets allocated to direct investments, and making direct investments on behalf of the Fund in accordance with the investment objective and policies of the Fund, as set forth in the Prospectus and as such investment objective and policies are amended from time to time by the Board of Directors, and subject always to the restrictions of the Fund's Articles of Incorporation and By-Laws, as
     amended or restated from time to time, the provisions of the 1940 Act and the Fund's investment objective and policies and investment limitations, as the same are set forth in the Prospectus. Should the Board of Directors of the Fund at any time make any definite determination as to investment policy and notify the Direct Investment Manager thereof, the Direct
     Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Direct Investment Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Fund applicable to the Fund's direct investments and, with respect to the Fund's direct investments, to monitor the execution of transactions and the settlement and clearance of the
     Fund's securities transactions in direct investments. By and in connection therewith, the Direct Investment Manager is authorized as agent of the Fund to give instructions to the custodians from time to time of the Fund's direct investments as to deliveries of securities and payments of cash for the account of the Fund;

          (ii) Identify regulatory and other governmental requirements applicable to the Fund in connection with the Fund's direct investment program; and

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          (iii) Provide information regarding corporate actions, repatriation restrictions, currency restrictions and other matters as may be requested by the Fund.

          (b) The Direct Investment Manager accepts such employment and agrees during the term of this Agreement to render such services, to permit any of its directors, officers or employees to serve without compensation as directors or officers of the Fund if elected to such positions and to assume the obligations set forth herein for the compensation herein provided. The Direct Investment
Manager shall for all purposes herein provided be deemed to be an independent contractor, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          (c) The Fund hereby acknowledges that it has allocated 25% of the net proceeds of the Offering (as defined in the Prospectus) less 25% of the aggregate repurchase price of any shares of the Fund's Common Stock repurchased by the Fund to direct investments; provided, however, that such allocation shall be subject to review and modification by the Board of Directors of the Fund and that the Board of Directors shall advise the Direct Investment Manager in writing prior to inception of the Direct Investment Manager's services under this Agreement and upon any such modification of the aggregate amount of the
Fund's assets allocated to direct investments (the "Direct Investment Amount").
For purposes of determining the portion of the Fund's assets invested in direct investments, such assets shall be valued at their cost (i.e., the amount expended by the Fund to acquire them) rather than their then current value or on such other basis as may be agreed by the Direct Investment Manager and the Fund.
Such assets shall be managed by such entity as may be appointed by the Fund to manage the assets of the Fund other than the Fund's direct investments (the
"Investment Manager") in accordance with the terms of a separate investment management and advisory services agreement entered into by and between the Fund and the Investment Manager (the "Management Agreement") prior to their investment in direct investments. Whenever the Direct Investment Manager shall recommend the investment of Fund assets in a direct investment, the Direct
Investment Manager shall notify the Investment Manager as to the amount of Fund assets sought to be invested in such direct investment, and the Investment
Manager shall, within ten business days thereafter (or such other period of time as the Fund may direct in writing), liquidate sufficient portfolio securities to realize such amount and make the net proceeds thereof available for investment in such direct investment. Upon the sale of a direct investment, the Direct
Investment Manager shall make the net proceeds thereof available as soon as reasonably practicable for investment pursuant to the Management Agreement by the Investment Manager.

     2. Compensation. For the services and facilities described in Section 1, the Fund agrees to pay in United States dollars to the Direct Investment Manager a fee computed weekly and payable monthly at an annual rate equal to the greater of $300,000 or 2.2% of the average weekly value of the assets of the Fund invested in direct investments.

     3. Non-Exclusivity of Services. Nothing herein shall be construed as prohibiting the Direct Investment Manager from providing investment advisory services to, or entering into investment advisory agreements with, any other clients (including other registered investment companies), including clients which may invest in direct investments in China companies (as defined in the
Prospectus), so long as the Direct Investment Manager's services to the Fund are not impaired thereby.

     4. Standard of Care; Indemnification. The Direct Investment Manager may
rely on information reasonably believed by it to be accurate and reliable.
Neither the Direct Investment Manager nor its officers, directors, employees, agents or controlling persons (as defined in the 1940 Act) shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Direct Investment
Manager in the performance of its duties or by reason of reckless disregard on the part of the Direct

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Investment Manager of its obligations and duties under this Agreement. Any person, even though also employed by the Direct Investment Manager, who may be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the
Fund and not as an employee or agent of the Direct Investment Manager.

     The Fund agrees to indemnify and hold harmless the Direct Investment
Manager, its officers, directors, employees, agents, shareholders, controlling persons or other affiliates (each an "Indemnified Party"), for any losses, costs and expenses incurred or suffered by any Indemnified Party arising from any action, proceeding or claims which may be brought against such Indemnified Party in connection with the performance or non-performance in good faith of its functions under this Agreement, except losses, costs and expenses resulting from willful misfeasance, bad faith or gross negligence in the performance of such
Indemnified Party's duties or from reckless disregard on the part of such
Indemnified Party of such Indemnified Party's obligations and duties under this
Agreement.

     5. Allocation of Charges and Expenses. The Direct Investment Manager shall assume and pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities, necessary to perform its obligations hereunder. The Direct Investment Manager shall pay the salaries and expenses of such of the Fund's officers and employees and any fees and expenses of such of the Fund's Directors who are directors, officers or employees of the Direct Investment Manager or any of its affiliates, provided, however, that the Fund, and not the Direct Investment Manager, shall bear travel expenses or an appropriate fraction thereof of Directors and officers of the
Fund who are directors, officers or employees of the Direct Investment Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committees thereof.

     6. Potential Conflicts of Interest. (a) Subject to applicable statutes and regulations, it is understood that directors, officers or agents of the Fund are or may be interested in the Direct Investment Manager as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of the Direct Investment Manager may be interested in the Fund as a director, officer, agent or otherwise.

          (b) If the Direct Investment Manager considers the purchase or sale of direct investments for the Fund and other advisory clients of the Direct
Investment Manager at or about the same time, transactions in such securities will be made, insofar as feasible, for the Fund and such other clients in accordance with guidelines adopted by the Board of Directors of the Fund.

     7. Effective Date, Duration and Termination. (a) This Agreement shall become effective for a period of two years from the date hereof and will continue in effect from year to year thereafter, provided that such continuance is specifically approved at least annually by (i) a vote of a majority of the members of the Fund's Board of Directors who are neither parties to this
Agreement nor interested persons of the Fund or of the Direct Investment Manager or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Direct Investment Manager, cast in person at a meeting called for the purpose of voting on such approval, and (ii)
by vote of a majority of either the Fund's Board of Directors or the Fund's outstanding voting securities.

          (b) This Agreement may nevertheless be terminated at any time without payment of penalty by the Fund or by the Direct Investment Manager upon 60 days'
written notice or by vote of the Fund's stockholders. This Agreement shall automatically be terminated in the event of its assignment, provided, however, that a transaction which does not, in accordance with the 1940 Act, result in a change

                                                                  EXHIBIT (G)(2)

of actual control or management of the Direct Investment Manager's business shall not be deemed to be an assignment for the purposes of this Agreement.

          (c) Termination of this Agreement shall not (i) affect the right of the Direct Investment Manager to receive payments of any unpaid balance of the compensation described in Section 2 earned prior to such termination, or (ii)
extinguish the Direct Investment Manager's right of indemnification under
Section 4.

     As used herein, the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act.

     8. Amendment. This Agreement may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund or of the Direct Investment Manager, cast in person at a meeting called for the purpose of voting on such approval.

     9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

     10. Notices. Any communication hereunder must be in writing and must be made by letter, telex or facsimile. Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen (15) days' notice to the other specified another address) be made or delivered to that other person at the following relevant address:

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     If to the Direct Investment Manager:

           Asian Direct Capital Management
           48th Floor, Bank of China Tower
           1 Garden Road
           Hong Kong
           Attention: Raymond Hood
           Facsimile No.: (852) 2103 0279
           Telephone No.: (852) 2103 0276

     With a copies to:

           State Street Global Advisors
           Two International Place- 34th Floor
           Boston, MA 02110
           Attention: Compliance
           Facsimile No.: (617) 664-6174

     If to the Fund:

                   The China Fund, Inc.
                   c/o State Street Bank and Trust Company
                   P.O. Box 1713 Boston, Massachusetts 02105
                   Attention: Ann Casey
                   Facsimile No.: (617) 662-3732
                   Telephone No.: (617) 662-2797

     With a copy to:

                   Clifford Chance Rogers & Wells LLP
                   200 Park Avenue
                   New York, New York 10166
                   U.S.A.
                   Attention: Leonard B. Mackey, Jr.
                   Facsimile No.: (212) 878-8375
                   Telephone No.: (212) 878-8000

If to the Investment Manager:   Contact Information to be provided in writing by
                                the Fund to the Direct Investment Manager from
                                time to time.

and shall, if made by letter, be deemed to have been received when delivered by hand or if sent by mail, within two days if both the sender and the addressee are in Hong Kong and, within 10 days, if the sender and/or the addressee are outside Hong Kong and the letter is sent by prepaid airmail and shall, if sent by facsimile, be deemed to have been received upon production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient and provided that a hard copy of the notice so served by telex or facsimile was posted the same day as the notice was served by electronic means.

     11. Jurisdiction. Each party hereto irrevocably agrees that any suit, action or proceeding against either of the Direct Investment Manager or the Fund arising out of or relating to this Agreement

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shall be subject exclusively to the jurisdiction of the United States District
Court for the Southern District of New York or the Supreme Court of the State of
New York, New York County, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof in English by registered or certified mail, postage prepaid, to their respective addresses as sat forth in this Agreement.

     12. Representation and Warranty of the Direct Investment Manager. ADCM
represents and warrants that (a) it is duly registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended; (b) that it will use its reasonable efforts to maintain effective its registration during the term of this Agreement; and (c) that it is eligible to manage the assets of the Fund under the Companies Law of the Cayman Islands.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

                                            THE CHINA FUND, INC.

                                            By: /s/ Ann M. Casey
                                                --------------------------------
                                                Name:  Ann M. Casey
                                                Title: Secretary

                                            ASIAN DIRECT CAPITAL MANAGEMENT

                                            By: /s/ Raymond Hood
                                                --------------------------------
                                                Name:  Raymond Hood
                                                Title: Managing Director